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XAI Floating Rate & Alternative Income Trust
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Subadvisor Punches Back Against Closed - End Fund Ouster In a rare public clash between fund advisor and subadvisor, XA Investments defends ouster of longtime subadvisor Octagon, citing CLO defaults and years of underperformance. By Justine Ra | July 14, 2026 Octagon Credit Investors has urged shareholders of XAI Floating Rate & Alternative In - come Trust (XFLT) to vote against a plan to replace it as the fund's subadvisor, setting up a proxy fight ahead of a July 30 special meeting . XFLT's board voted on May 14 to terminate Octagon and replace it with Rockford Tower Asset Management, a newly formed, wholly owned registered investment adviser subsid - iary of King Street Capital Management, according to the fund's June 23 proxy statement . Octagon called the move "unjustified and ill - advised" in a competing proxy statement filed with the Securities and Exchange Commission Monday, pointing to its three - decade credit investing track record in comparison to new firm Rockford, which Octagon described having "no operating history," adding that King Street "has never managed a publicly traded closed - end fund . " Octagon also touted a rejected counterproposal under which it would have become XFLT's advisor, replacing XAI, at what it claims would be a reduced fee . "It is extremely rare [to have] a public fight between the advisor and subadvisor," Ryan Paylor, portfolio manager at Herzfeld Advisers, said . "I cannot recall one since I joined the firm in 2012 . "

Meet the Players XA Investments, founded in 2016 , is a Chicago - based investment advisor that specializes in structuring and managing closed - end funds . It had approximately $ 866 million in assets under management as of December 31 , 2025 . Octagon is a credit investment manager specializing in leveraged loans, high - yield bonds, and structured credit, including CLO debt and equity . The firm was founded in 1994 and manages $ 31 . 6 billion in assets, according to its website . King Street Capital Management is a global alternative investment firm founded in 1995 managing approximately $ 30 billion in assets, according to the XLFT proxy filing . Rock - ford Tower acts as a collateral manager for Rockford Tower CLOs, according to the Rockford Tower webpage . In a notice to shareholders, XAI acknowledged that Rockford Tower does not have a track record of subadvising strategies like XLFT, but its parent company does . The advisor also noted that Octagon similarly had no such experience before getting the job in 2017 . Performance Reviews XAI says its move to replace Octagon is simply based on poor performance . The board's considerations included the fund's investment performance relative to its benchmark and peers, King Street's investment capabilities and its ability to allocate across U . S . and Eu - ropean CLO markets, XFLT's proxy statement said . The board, including its independent trustees, unanimously approved the King Street subadvisory agreement, according to the shareholder notice . Seven note classes across five Octagon - managed CLOs were lowered to 'D (sf),' including two classes that had been rated in the B category just prior to the downgrade, S&P Global Ratings on June 16 showed . The rating agency reserves this designation for structured finance securities that have missed a required interest or principal payment . The board learned of the ratings action after it had already voted to terminate Octagon in mid - May, Kim Flynn, president of XA Investments, said . After receiving notice that it had been terminated as XFLT's subadvisor in May, Octagon submitted a proposal to members of the board under which it would become the XFLT's investment advisor in place of XA Investments, and would reduce the total advisory fee from 1 . 7 % to 1 . 3% , Octagon's proxy statement said . The board rejected the proposal "without explanation the very next day," Octagon's rebuttal proxy said . The counterproposal was submitted by email after Octagon had already been terminated, said Flynn, adding that Octagon "did not submit an official proposal or 15 (c) justifying the service to provide to the fund and the appropriateness of those fees . " The Section 15 (c) process under the Investment Company Act of 1940 requires a mutual fund's board of independent directors to annually request, evaluate and approve the fund's investment advisory contract . The 1 . 3 % fee as sole adviser would represent a fee increase for Octagon relative to its current subadvisory compensation, Flynn said . Octagon countered that under the Rockford subadvisory agreement, "shareholders would continue to pay the full 1 . 7 % fee, while XAI pockets the savings from a cheaper subadvi - sor . " "As the subadvisor of XFLT since inception in 2017 , we have always put shareholders first . Octagon is acting to protect XFLT shareholders from a proposal that risks the Fund's performance for the benefit of XAI," Gretchen Lam, chief executive of Octagon, wrote in an email Monday . Octagon was also separately terminated as subadvisor to a $ 50 million closed - end fund , XAI CLO & Income Opportunities Fund (OCTIX), Flynn confirmed . Unlike XFLT, OCTIX is not the subject of a proxy contest she added . The special meeting is scheduled for July 30 . Shareholders of record as of June 2 are entitled to vote . Copyright 2026, F.T. Specialist, Inc. All rights reserved. Redistributed with permission. Unauthorized copying or redistribution prohibited by law.